Exhibit 10.1

AGREEMENT BY AND BETWEEN

AMCORE Bank, N.A.

Rockford, Illinois

and

The Comptroller of the Currency

AMCORE Bank, N.A., Rockford, Illinois (“Bank”) and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.

The Comptroller has found unsafe and unsound banking practices relating to asset quality and the overall administration of the credit function at the Bank.

In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.

ARTICLE I

JURISDICTION

(1) This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(l).

(2) This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(l) and 12 U.S.C. § 1818(i)(2).

(3) This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 5.51(c)(6)(ii). See 12 U.S.C. § 1831i.

(4) This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(l)(A).

(5) Pursuant to 12 C.F.R. § 5.51(c)(6)(ii), the Bank shall be subject to the requirements of 12 C.F.R. § 5.51, unless otherwise informed in writing by the Comptroller. Pursuant to 12 C.F.R. § 5.3(g)(4), the Bank shall not be “eligible” unless otherwise informed in writing by the Comptroller.

(6) Pursuant to 12 C.F.R. § 24, the Bank shall not be treated as an “eligible bank,” unless otherwise informed in writing by the Comptroller.

(7) The term “Report of Examination” as used in this Agreement shall include any Report of Examination or Supervisory Letter issued by the authorized official of the Comptroller.

(8) All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to the:

Assistant Deputy Comptroller

Midsize Bank Supervision

440 S. LaSalle Street, Suite 2700

Chicago, IL 60605

ARTICLE II

EXTERNAL REVIEW OF THE LOAN PORTFOLIO

(1) Within thirty (30) days, the Board shall engage an external and independent person(s) or firm, (the “External Reviewer”) with qualifications to assess complex lending transactions, to conduct a thorough review of the bank’s Real Estate (RE) and Commercial and Industrial (CI) loans. At a minimum, the External Reviewer shall prepare a report (“the Report”) setting forth its detailed findings and conclusions about the quality of these loans, the levels of classified and criticized assets, and the accuracy of internally assigned loan risk grades. The Report shall identify the loans reviewed and address any differences between the Bank’s and the External Reviewer’s risk ratings, and the Bank’s compliance with legal and regulatory requirements and the Bank’s loan policies.

(2) Prior to engaging the External Reviewer, the Bank shall forward a draft copy of the proposed contract, including the proposed scope and any sampling methodologies to be used, and written qualifications of the individuals proposed to perform the review, to the Assistant Deputy Comptroller for written determination of no supervisory objection.

(3) The Report shall be provided to the Board and management in writing with a copy forwarded to the Assistant Deputy Comptroller within one hundred twenty (120) days from the date of engagement of the External Reviewer.

ARTICLE III

INTERNAL REVIEW OF THE LOAN PORTFOLIO

(1) Within ninety (90) days, the Board shall establish and implement an effective ongoing loan review system for the Bank’s loan portfolios. The loan review system will be independent from the lending function, provide loan review personnel sufficient authority to perform their duties, and be staffed with sufficient and skilled personnel to ensure the timely and effective review of the Bank’s loan portfolios.

(2) The system shall provide for written reports to be filed with the Board at least quarterly. The first such report must be filed within 30 days of June 30, 2008. The system shall use a loan grading system consistent with the guidelines set forth in the Comptroller’s Handbook – Rating Credit Risk and the Comptroller’s Handbook – Allowance for Loans and Lease Losses. Such reports shall include, at a minimum, conclusions and support regarding:

(a)	compliance with the programs established by this agreement;

(b)	the identification, type, rating, and amount of problem loans;

(c)	the identification and amount of delinquent loans on nonaccrual status;

(d)	the level of credit and collateral documentation exceptions;

(e)	the identification and status of violations of laws, rules and regulations pertaining to the Bank’s lending function;

(f)	the identification and analysis of concentrations of credit, significant economic factors, and general conditions and their impact on the credit quality of the Bank’s loan portfolios;

(g)	the accuracy of the loan officer risk ratings including a listing of loans downgraded by internal or external loan review personnel; and

(h)	compliance with the Bank’s lending policies detailing the number and volume of loans funded with exceptions or otherwise not in conformance with the Bank’s lending policies.

(3) Upon implementation, a written description of the system called for in this Article shall be forwarded to the Assistant Deputy Comptroller.

(4) The Board or a committee designated by the Board shall evaluate the internal loan review report(s) and shall ensure that immediate, adequate, and continuing remedial action, if appropriate, is taken upon all findings noted in the report(s).

(5) A copy of the reports submitted to the Board shall be forwarded to the Assistant Deputy Comptroller at the end of each quarter.

(6) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the system developed pursuant to this Article.

ARTICLE IV

CRITICIZED ASSETS

(1) The Bank shall continue to take action to protect its interest in those assets criticized in the December 31, 2007 Report of Examination, in any subsequent Report of Examination, by internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination.

(2) Within ninety (90) days, the Board shall adopt and implement a written program designed to eliminate the basis of criticism of assets criticized in the ROE, in any subsequent Report of Examination, or by any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination as “doubtful,” “substandard,” or “special mention.” This program shall include, at a minimum:

(a)	an identification and timing of the expected sources of repayment;

(b)	documentation of the current fair value of supporting collateral, and the position of the Bank’s lien on such collateral where applicable;

(c)	an analysis of current and satisfactory credit information, including cash flow analysis where loans are to be repaid from operations; and

(d)	the proposed specific actions the bank is taking to eliminate the basis of criticism and the time frame for its accomplishment.

(3) Upon adoption, a copy of the program for all criticized assets equal to or exceeding five hundred thousand dollars ($500,000) shall be forwarded to the Assistant Deputy Comptroller.

(4) The Board or committee designated by the Board shall conduct a review, on at least a quarterly basis, to determine the status and effectiveness of the written programs.

(5) A copy of each review shall be forwarded to the Assistant Deputy Comptroller on a quarterly basis.

(6) The Bank may not extend credit, directly or indirectly, including renewals, extensions or capitalization of accrued interest, to a borrower whose loans or other extensions of credit are criticized in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination and whose aggregate loans or other extensions exceed five hundred thousand dollars ($500,000) unless the Board or a committee designated by the Board finds that the extension of additional credit is necessary to promote the best interests of the Bank and that the Board or its designated committee approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank.

(7) A copy of the approval shall be maintained in the file of the relevant borrower.

(8) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE V

LOAN PORTFOLIO MANAGEMENT

(1) Within ninety (90) days, the Board shall develop and implement a written program to improve the Bank’s loan portfolio management and to implement the applicable specific actions outlined in the Matters Requiring Board Attention of the December 31, 2007 Report of Examination and any subsequent Report of Examination. Such program will include, among other things, procedures and systems that will (a) ensure compliance and conformance with the Bank’s lending policies and laws, rules, and regulations pertaining to the Bank’s lending function,

(b) ensure the use of a performance appraisal process for lenders that, at a minimum, includes performance appraisals, job descriptions, and compensation/incentive programs which adequately considers performance relative to policy compliance, documentation standards, accuracy in credit grading, and other loan administration matters, and c) effectively stress test individual commercial real estate (CRE) loans and the CRE portfolio.

(2) Upon adoption, the program shall be implemented and the Board shall thereafter ensure Bank adherence to the program. A copy of the program shall be forwarded to the Assistant Deputy Comptroller.

(3) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE VI

LENDING POLICY

(1) Within ninety (90) days, the Board shall revise the Bank’s written loan policy to implement the specific actions needed to improve the lending policy outlined in the Matters Requiring Board Attention of the December 31, 2007 Report of Examination and any subsequent Report of Examination. Those revisions shall address:

(a)	construction inspections and status reports;

(b)	loan covenants;

(c)	interest reserves; and

(d)	curtailment requirements for home construction loans.

(2) Within ninety (90) days, the Board shall revise its concentrations of credit policy to include, at a minimum, approved concentrations and limits for those concentrations.

(3) Prior to adoption, the revised policies shall be forwarded to the Assistant Deputy Comptroller for review and written determination of no supervisory objection.

(4) Upon receipt of the written determination of no supervisory objection, the policies shall be adopted and implemented and the Board shall thereafter ensure adherence to the policies.

(5) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the policies revised pursuant to this Article.

ARTICLE VII

MANAGEMENT INFORMATION SYSTEMS (MIS) FOR THE REAL ESTATE PORTFOLIO

(1) Within ninety (90) days, the Board shall establish MIS reports to implement the specific actions needed to improve the loan portfolio monitoring process outlined in the Matters Requiring Board Attention of the December 31, 2007 Report of Examination and any subsequent Report of Examination, and to ensure compliance with relevant regulatory guidance.

(2) Copies of the reports developed under this Article shall be forwarded to the Assistant Deputy Comptroller upon completion.

(3) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure establishment of the MIS reports and improved monitoring processes developed pursuant to this Article.

ARTICLE VIII

REAL PROPERTY APPRAISALS AND APPRAISAL REVIEW

(1) Within ninety (90) days, the Board shall revise the Bank’s real estate appraisal policy and processes to implement relevant regulatory guidance and the specific actions needed to improve the appraisal function outlined in the Matters Requiring Board Attention of the December 31, 2007 Report of Examination and any subsequent Report of Examination.

(2) Copies of the policy and process changes developed under this Article shall be forwarded to the Assistant Deputy Comptroller upon completion.

(3) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of, and adherence to, the policies and processes developed pursuant to this Article.

ARTICLE IX

VIOLATIONS OF LAW

(1) The Board shall immediately take all necessary steps to ensure that Bank management corrects each violation of law, rule or regulation cited in the December 31, 2007 Report of Examination and in any subsequent Report of Examination.

(2) Within ninety (90) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to specific procedures to prevent repeated future violations and shall adopt, implement, and ensure Bank adherence to general procedures addressing compliance management which incorporate internal control systems and education of employees regarding laws, rules and regulations applicable to their areas of responsibility.

(3) Upon adoption, a copy of these procedures shall be forwarded to the Assistant Deputy Comptroller.

(4) The Board shall ensure that the Bank has policies, processes, personnel, and control systems to ensure implementation of and adherence to the procedures developed pursuant to this Article.

ARTICLE X

ALLOWANCE FOR LOAN AND LEASE LOSSES

(1) Within sixty (60) days, the Board shall strengthen its methodology for assessing the adequacy of the Allowance for Loan and Lease Losses by adopting and implementing written policies and procedures for maintaining an adequate ALLL in accordance with generally accepted accounting principles. The ALLL policies and procedures shall be consistent with the guidance set forth in the Federal Financial Institutions Examination Council’s “Interagency Policy Statement on the Allowance for Loan and Lease Losses” dated December 13, 2006 (OCC Bulletin 2006-47), and at a minimum shall include:

(a)	procedures detailing the process for identifying loans considered impaired how the amount of impairment for those loans will be measured, consistent with FASB Statement of Financial Accounting Standards Number 114, Accounting by Creditors for Impairment of a Loan;

(b)	procedures for segmenting the loan portfolio and estimating loss on groups of loans, consistent with FASB Statement of Financial Accounting Standards Number 5, Accounting for Contingencies; and

(c)	procedures for validating the ALLL methodology.

(2) The revised policies and procedures shall address specific actions needed to improve the methodology outlined in the Matters Requiring Board Attention on page 7 of the December 31, 2007 Report of Examination and in any subsequent Report of Examination.

(3) The revised policies and procedures shall provide for a review and approval of the Allowance by the Board at least once each calendar quarter. Any deficiency in the Allowance shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of

Condition and Income, by additional provisions from earnings. Written documentation shall be maintained indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance.

(4) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the policies and procedures developed pursuant to this Article.

ARTICLE XI

CONSUMER COMPLIANCE AND BANK SECRECY ACT (BSA) PROGRAMS

(1) The Board shall ensure that the Bank’s compliance function remains adequately staffed with capable personnel possessing sufficient authority to administer the Bank’s consumer compliance and BSA programs. The Board shall also ensure the Bank’s consumer compliance and BSA programs remain effective.

(2) The Board shall ensure that the Bank’s consumer compliance and Bank Secrecy Act/Anti-money laundering audits (whether outsourced or internal) are adequately staffed and sufficiently detailed in scope to identify compliance failures or deficiencies. The Board shall also ensure that all audit findings are satisfactorily addressed within reasonable time frames.

ARTICLE XII

NEW PRODUCTS AND SERVICES

(1) Prior to the Bank’s involvement in any new products or services the Board or a committee designated by the Board shall prepare a written analysis of said product or service. The analysis shall, at a minimum, include an evaluation of the adequacy of the Bank’s organizational structure, staffing, MIS, internal controls and written policies and procedures to identify, measure, monitor, and control the risks associated with the product or service.

(2) Prior to offering any new product or service, the Board or a committee designated by the Board shall ensure that personnel possessing appropriate expertise are included in the new product or service review and the practices involving the new product or service meet the requirements of the Bank’s compliance programs and comply with all laws and regulations including those of the USA PATRIOT Act and the Bank Secrecy Act.

ARTICLE XIII

PROGRESS REPORTING – QUARTERLY

(1) The Board shall submit quarterly progress reports to the Assistant Deputy Comptroller, Midsize Bank Supervision, 440 S. LaSalle Street, Suite 2700, Chicago, IL 60605. These reports shall set forth in detail:

(a)	actions taken since the prior progress report to comply with each Article of the Agreement;

(b)	results of those actions;

(c)	a description of the actions needed to achieve full compliance with each Article of this Agreement; and

(d)	the date and manner in which each violation of law correction has been effected during that reporting period.

(2) The progress reports shall also include any actions initiated by the Board and the Bank pursuant to the criticisms and comments in the Report of Examination or in any future Report of Examination.

(3) The first progress report shall be submitted for the period ending June 30, 2008, and will be due within thirty (30) days of that date. Thereafter, progress reports will be due within thirty (30) days after the quarter end.

ARTICLE XIV

CLOSING

(1) Although the Board or committees designated by the Board have agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the entire Board has the ultimate responsibility for proper and sound management of the Bank and compliance with this Agreement.

(2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3) Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement. Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.

(4) The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.

(5) In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

(a)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;

(b)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;

(c)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(d)	require corrective action be taken in a timely manner of any non-compliance with such actions.

(6) This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(l), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(l), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract. The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/s/ William D. Haas	May 15, 2008
William D. Haas	Date
Deputy Comptroller
Midsize Bank Supervision

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Eleanor F. Doar	5/15/08
Eleanor F. Doar	Date

/s/ William R. McManaman	5/15/08
William R. McManaman	Date

/s/ Richard Stiles	5/15/08
Richard Stiles	Date

/s/ Judith C. Sutfin	5/15/08
Judith C. Sutfin	Date

/s/ Thomas R. Szmanda	5/15/08
Thomas R. Szmanda	Date

/s/ Donald H. Wilson	5/15/08
Donald H. Wilson	Date